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                                                                      Exhibit 23



                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Bowater Incorporated:

         We consent to the use of our report dated February 16, 2001, on the consolidated financial statements of Bowater Incorporated (the "Company") for the three-year period ended December 31, 2000, incorporated herein by reference, which report appears in the December 31, 2000 annual report on Form 10-K of the Company, and to the use of our report dated May 26, 2000 on the financial statements of the Bowater Incorporated Salaried Employees' Savings Plan (the "Plan") for the two years ended December 31, 1999, incorporated herein by reference, which report appears in the December 31, 1999, annual report on Form 11-K of the Plan.



(signed) KPMG LLP

Greenville, South Carolina
May 16, 2001